Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

CLEVELAND, OHIO – MARCH 7, 2024 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its fourth quarter and full year ended December 31, 2023.

Full Year 2023 Highlights:

•
Fifth consecutive year of record annual net sales; increased 5% from 2022
•
Record net income of $63.3 million
•
Diluted EPS of $12.68, an increase of 17% from 2022, a new annual record
•
Net cash provided by operating activities of $107.7 million

Net sales in the fourth quarter of 2023 were $145.6 million compared to $169.9 million in the fourth quarter of 2022, a 14% decrease due primarily to a reduction in communication product sales as the market remains soft and customers destock inventory positions. Foreign currency translation increased fourth quarter 2023 net sales by $2.9 million.

Net income for the quarter ended December 31, 2023 was $6.3 million, or $1.29 per diluted share, compared to $16.5 million, or $3.28 per diluted share, for the comparable period in 2022. The fourth quarter of 2023 net income was impacted by decreased gross profit from lower net sales, partially offset by selling price increases and a lower effective tax rate for the period. Other discrete factors contributing to the decline in quarterly net income included $2.3 million of outsized foreign currency transaction losses, primarily due to the significant devaluation of the Argentine Peso and customer-specific charges of $3.5 million to increase the allowance for doubtful accounts and the excess and obsolete inventory reserve mainly caused by the downturn in communications end market sales. Gross profit as a percentage of net sales was 33.0% for the fourth quarter of 2023.

Net sales for the full year 2023 were $669.7 million, compared to $637.0 million in 2022. This is the fifth consecutive year of record net sales and represents a 5% increase versus prior year. Foreign currency translation increased full year 2023 net sales by $0.4 million.

Net income for the year ended December 31, 2023 was $63.3 million, or $12.68 per diluted share, compared to $54.4 million, or $10.88 per diluted share in 2022. Net income for the full year 2023 was favorably impacted by the increase in margin on incremental sales as well as the full year benefit of price increases which helped offset inflationary increases of raw material and freight costs. Gross profit as a percentage of net sales was 35.1% for 2023.

Rob Ruhlman, Executive Chairman, said, “Thanks to a strong first half of 2023, we experienced a fifth consecutive year of record annual net sales and fourth consecutive year of earnings per share growth. The second half of the year was impacted by the pullback in spending among communication network operators as well as customer destocking efforts to reduce elevated inventory levels. We expect the significance and diversity of our international operations to help offset some of the pullback in communication product sales largely impacting our USA results. We remain excited about the future prospects for both our communications and energy product end markets and remain well positioned to achieve growth thanks to operational improvements, new product introductions, and production capacity added over the last three years as well as the significant government stimulus programs that are expected to benefit our core markets. Our continued commitment to manufacturing in the USA positions us well for the Build America, Buy America Act (“BABAA”) requirements of the Broadband Equity, Access, and Deployment (“BEAD”) Program, which we expect to drive increased demand for communications products in late 2024/early 2025. We continue to invest capital in our global facilities as necessary and we continue to seek the right opportunities for inorganic growth. We are fully committed to providing our customers with the high-quality products and service they have come to expect from our dedicated workforce.”

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, labor disruptions, military conflict, international hostilities, political instability, exchange rates and public health concerns, the strength of demand and availability of funding for the Company’s products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the impact of stimulus programs in driving demand, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate, and implement appropriate internal controls in, any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on March 8, 2024 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS INVESTOR RELATIONS

JOSH NELSON ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS CHIEF FINANCIAL OFFICER

+1 440 473 9120 +1 440 473 9246

JOSH.NELSON@PLP.COM ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
(Thousands of dollars, except share and per share data)
ASSETS
Cash, cash equivalents and restricted cash	$53,607	$37,239
Accounts receivable, net	106,892	125,261
Inventories, net	148,814	147,458
Prepaid expenses	8,246	13,283
Other current assets	7,256	4,929
TOTAL CURRENT ASSETS	324,815	328,170
Property, plant and equipment, net	207,892	175,011
Goodwill	29,497	28,004
Other intangible assets, net	12,981	14,082
Deferred income taxes	7,109	5,320
Other assets	20,857	17,892
TOTAL ASSETS	$603,151	$568,479
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$37,788	$46,839
Notes payable to banks	6,968	18,098
Current portion of long-term debt	6,486	3,018
Accrued compensation and other benefits	28,018	24,356
Accrued expenses and other liabilities	32,057	23,024
TOTAL CURRENT LIABILITIES	111,317	115,335
Long-term debt, less current portion	48,796	68,420
Other noncurrent liabilities and deferred income taxes	26,882	26,100
SHAREHOLDERS' EQUITY
Common shares – $2 par value per share, 15,000,000 shares authorized, 4,908,413 and 4,917,020 issued and outstanding, at December 31, 2023 and December 31, 2022, respectively	13,607	13,351
Common shares issued to rabbi trust, 243,118 and 245,386 shares at December 31, 2023 and December 31, 2022, respectively	(10,183)	(10,261)
Deferred compensation liability	10,183	10,261
Paid-in capital	60,958	53,646
Retained earnings	520,154	460,930
Treasury shares, at cost, 1,894,419 and 1,758,901 shares at December 31, 2023 and December 31, 2022, respectively	(118,249)	(99,303)
Accumulated other comprehensive loss	(60,306)	(69,987)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	416,164	358,637
Noncontrolling interest	(8)	(13)
TOTAL SHAREHOLDERS' EQUITY	416,156	358,624
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$603,151	$568,479

PREFORMED LINE PRODUCTS COMPANY

STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended December 31		Twelve Months Ended December 31
	2023	2022	2023	2022
	(In thousands, except per share data)
Net sales	$145,603	$169,924	$669,679	$637,021
Cost of products sold	97,503	107,694	434,831	421,841
GROSS PROFIT	48,100	62,230	234,848	215,180
Costs and expenses
Selling	12,945	12,139	51,078	45,712
General and administrative	20,019	19,593	74,643	70,317
Research and engineering	5,688	4,783	22,481	19,661
Goodwill impairment	—	—	—	6,529
Other operating expense, net	2,502	1,128	2,492	3,600
	41,154	37,643	150,694	145,819
OPERATING INCOME	6,946	24,587	84,154	69,361
Other income (expense)
Interest income	610	272	1,811	631
Interest expense	(707)	(1,085)	(3,905)	(3,214)
Other income, net	119	429	284	6,926
	22	(384)	(1,810)	4,343
INCOME BEFORE INCOME TAXES	6,968	24,204	82,344	73,704
Income tax expense	659	7,715	19,007	19,305
NET INCOME	$6,309	$16,488	$63,337	$54,399
Net loss (income) attributable to noncontrolling interests	23	23	(5)	(4)
NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$6,332	$16,511	$63,332	$54,395
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,864	4,927	4,920	4,931
Diluted	4,902	5,032	4,997	4,999
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$1.30	$3.35	$12.87	$11.03
Diluted	$1.29	$3.28	$12.68	$10.88

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80